News Release

Public Storage
701 Western Avenue
Glendale, CA 91201-2349
PublicStorage.com

For Release	Immediately
Date	November 1, 2022
Contact	Ryan Burke
(818) 244-8080, Ext. 1141
Public Storage Reports Results for the Three and Nine Months Ended September 30, 2022
GLENDALE, California – Public Storage (NYSE:PSA) announced today operating results for the three and nine months ended September 30, 2022.
“Public Storage’s performance and improved outlook reflect the strength and quality of our assets and management team, backed by several industry-leading platforms,” said Joe Russell, President and Chief Executive Officer. “Our digital innovation centers on enhanced customer service, which has contributed to direct operating margins in excess of 80%, the highest in the self-storage industry. The recent acquisition, development, and redevelopment properties comprise more than 50 million square feet, or 25% of the portfolio, and are generating significant growth. And our long-standing focus on utilizing a disciplined balance sheet provides exceptional capital access to execute on a wide set of potential opportunities in the evolving macro environment. We are well-positioned heading into 2023.”
Highlights for the Three Months Ended September 30, 2022
•Reported net income allocable to common shareholders of $15.38 per diluted share.
•Reported core FFO allocable to common shareholders (“Core FFO”) of $4.13 per diluted share, an increase of 20.8% relative to the same period in 2021.
•Increased Same Store (as defined below) direct net operating income by 16.5%, resulting from a 14.7% increase in Same Store revenues.
•Achieved 80.3% Same Store direct net operating income margin, an increase of 1.6% relative to the same period in 2021.
•Acquired 24 self-storage facilities with 1.7 million net rentable square feet for $250.6 million. Subsequent to September 30, 2022, we acquired or were under contract to acquire 33 self-storage facilities with 1.7 million net rentable square feet, for $262.6 million.
•Opened five newly developed facilities and completed various expansion projects with 0.5 million net rentable square feet costing $69.7 million. At September 30, 2022, we had various facilities in development and expansion with 5.1 million net rentable square feet estimated to cost $1.0 billion.
•Distributed a one-time dividend of $13.15 per common share totaling $2.3 billion in August 2022, in connection with the sale of our equity investment of PS Business Park, Inc. (“PSB”), upon completion of its merger transaction with the affiliates of Blackstone Real Estate (“Blackstone”) on July 20, 2022.
Operating Results for the Three Months Ended September 30, 2022
For the three months ended September 30, 2022, net income allocable to our common shareholders was $2,712.2 million or $15.38 per diluted common share, compared to $442.3 million or $2.52 per diluted common share in 2021, representing an increase of $2,269.9 million or $12.86 per diluted common share. The increase is due primarily to (i) a $2.1 billion gain on sale of our equity investment in PSB, (ii) a $148.4 million increase in self-storage net operating income, and (iii) a $59.3 million increase in foreign currency exchange gains primarily associated with our Euro denominated notes payable, partially offset by (iv) a $32.2 million increase in depreciation and amortization expense, (v) a $24.7 million decrease in equity in earnings of unconsolidated real estate entities due to the sale of our equity investment in PSB, and (vi) a $10.4 million increase in interest expense.

The $148.4 million increase in self-storage net operating income in the three months ended September 30, 2022 as compared to the same period in 2021 is a result of a $91.9 million increase attributable to our Same Store Facilities and a $56.5 million increase attributable to our Non-Same Store Facilities (as defined below). Revenues for the Same Store Facilities increased 14.7% or $105.4 million in the three months ended September 30, 2022 as compared to the same period in 2021, due primarily to higher realized annual rent per occupied square foot, partially offset by decline in occupancy. Cost of operations for the Same Store Facilities increased by 7.7% or $13.5 million in the three months ended September 30, 2022 as compared to the same period in 2021, due primarily to increased property tax expense, marketing expense, other direct property costs, and centralized management costs. The increase in net operating income of $56.5 million for the Non-Same Store Facilities is due primarily to the impact of facilities acquired in 2021 and the fill-up of recently developed and expanded facilities.
Operating Results for the Nine Months Ended September 30, 2022
For the nine months ended September 30, 2022, net income allocable to our common shareholders was $3,779.7 million or $21.44 per diluted common share, compared to $1,174.4 million or $6.70 per diluted common share in 2021, representing an increase of $2,605.3 million or $14.74 per diluted common share. The increase is due primarily to (i) a $2.1 billion gain on sale of our equity investment in PSB, (ii) a $476.6 million increase in self-storage net operating income, and (iii) a $163.7 million increase in foreign currency exchange gains primarily associated with our Euro denominated notes payable, partially offset by (iv) a $153.5 million increase in depreciation and amortization expense, and (v) a $39.2 million increase in interest expense.
The $476.6 million increase in self-storage net operating income in the nine months ended September 30, 2022 as compared to the same period in 2021 is a result of a $283.2 million increase attributable to our Same Store Facilities and a $193.4 million increase attributable to our Non-Same Store Facilities. Revenues for the Same Store Facilities increased 15.4% or $315.9 million in the nine months ended September 30, 2022 as compared to the same period in 2021, due primarily to higher realized annual rent per occupied square foot, partially offset by decline in occupancy. Cost of operations for the Same Store Facilities increased by 6.2% or $32.7 million in the nine months ended September 30, 2022 as compared to the same period in 2021, due primarily to increased property tax expense, on-site property manager payroll expense, other direct property costs, and centralized management costs. The increase in net operating income of $193.4 million for the Non-Same Store Facilities is due primarily to the impact of facilities acquired in 2021 and the fill-up of recently developed and expanded facilities.
Funds from Operations
Funds from Operations (“FFO”) and FFO per share are non-GAAP measures defined by the National Association of Real Estate Investment Trusts and are considered helpful measures of REIT performance by REITs and many REIT analysts. FFO represents net income before depreciation and amortization, which is excluded because it is based upon historical costs and assumes that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions. FFO also excludes gains or losses on sale of real estate assets and real estate impairment charges, which are also based upon historical costs and are impacted by historical depreciation. FFO and FFO per share are not a substitute for net income or earnings per share. FFO is not a substitute for net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes investing and financing activities presented on our consolidated statements of cash flows. In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful.
For the three months ended September 30, 2022, FFO was $4.66 per diluted common share as compared to $3.61 in the same period in 2021, representing an increase of 29.1%.
For the nine months ended September 30, 2022, FFO was $13.08 per diluted common share, as compared to $9.69 in the same period in 2021, representing an increase of 35.0%.
We also present “Core FFO” and “Core FFO per share,” non-GAAP measures that represent FFO and FFO per share excluding the impact of (i) foreign currency exchange gains and losses, (ii) charges related to the redemption of preferred securities, and (iii) certain other non-cash and/or nonrecurring income or expense items primarily representing, with respect to the periods presented below, the impact of loss contingency accruals and casualties, unrealized gain on private equity investments and our equity share of merger transaction costs, severance of a senior executive, and casualties from our equity investees. We review Core FFO and Core FFO per share to evaluate our ongoing operating performance, and we believe they are used by investors and REIT analysts in a similar manner. However, Core FFO and Core FFO per share are not substitutes for net income and net income per share. Because other REITs may not compute Core FFO or Core FFO per share in the same manner as we do, may not use the same terminology, or may not present such measures, Core FFO and Core FFO per share may not be comparable among REITs.

The following table reconciles net income to FFO and Core FFO and reconciles diluted earnings per share to FFO per share and Core FFO per share (unaudited):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	Percentage Change	2022	2021	Percentage Change

	(Amounts in thousands, except per share data)
Reconciliation of Net Income to FFO and Core FFO:
Net income allocable to common shareholders	$2,712,161	$442,327	513.2%	$3,779,666	$1,174,386	221.8%
Eliminate items excluded from FFO:
Depreciation and amortization	218,963	187,611		657,131	505,218
Depreciation from unconsolidated real estate investments	10,599	19,209		44,985	54,485
Depreciation allocated to noncontrolling interests and restricted share unitholders	(1,843)	(1,318)		(4,841)	(3,413)
Gains on sale of real estate investments, including our equity share from investments	(1,219)	(12,572)		(54,403)	(31,156)
Gain on sale of equity investment in PS Business Parks, Inc.	(2,116,839)	—		(2,116,839)	—
FFO allocable to common shares	$821,822	$635,257	29.4%	$2,305,699	$1,699,520	35.7%
Eliminate the impact of items excluded from Core FFO, including our equity share from investments:
Foreign currency exchange gain	(100,170)	(40,906)		(237,270)	(73,584)
Preferred share redemption charge	—	—		—	16,989
Property losses and tenant claims due to casualties (a)	6,118	4,909		6,118	4,909
Other items	(344)	2,000		422	(543)
Core FFO allocable to common shares	$727,426	$601,260	21.0%	$2,074,969	$1,647,291	26.0%

Reconciliation of Diluted Earnings per Share to FFO per Share and Core FFO per Share:
Diluted Earnings per share	$15.38	$2.52	510.3%	$21.44	$6.70	220.0%
Eliminate amounts per share excluded from FFO:
Depreciation and amortization	1.29	1.17		3.95	3.17
Gains on sale of real estate investments, including our equity share from investments	(0.01)	(0.08)		(0.31)	(0.18)
Gain on sale of equity investment in PS Business Parks, Inc.	(12.00)	—		(12.00)	—
FFO per share	$4.66	$3.61	29.1%	$13.08	$9.69	35.0%
Eliminate the per share impact of items excluded from Core FFO, including our equity share from investments:
Foreign currency exchange gain	(0.57)	(0.23)		(1.35)	(0.42)
Preferred share redemption charge	—	—		—	0.10
Property losses and tenant claims due to casualties (a)	0.04	0.03		0.04	0.03
Other items	—	0.01		—	(0.01)
Core FFO per share	$4.13	$3.42	20.8%	$11.77	$9.39	25.3%

Diluted weighted average common shares	176,328	175,806		176,325	175,398

(a)Property losses and tenant claims due to casualties were related to Hurricane Ian for the three and nine months ended September 30, 2022, and Hurricane Ida for the same periods in 2021, and were included in general and administrative expenses and ancillary cost of operations on the Selected Consolidated Income Statement Data.

Property Operations – Same Store Facilities
The Same Store Facilities consist of facilities that have been owned and operated on a stabilized level of occupancy, revenues, and cost of operations since January 1, 2020. The composition of our Same Store Facilities allows us to more effectively evaluate the ongoing performance of our self-storage portfolio in 2020, 2021, and 2022 and exclude the impact of fill-up of unstabilized facilities, which can significantly affect operating trends. We believe the Same Store information is used by investors and analysts in a similar manner. However, because other REITs may not compute Same Store Facilities in the same manner as we do, may not use the same terminology, or may not present such a measure, Same Store Facilities may not be comparable among REITs. The following table summarizes the historical operating results of these 2,282 facilities (149.5 million net rentable square feet) that represent approximately 74% of the aggregate net rentable square feet of our U.S. consolidated self-storage portfolio at September 30, 2022 (unaudited):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	Percentage Change	2022	2021	Percentage Change

	(Dollar amounts in thousands, except for per square foot data)
Revenues (a):
Rental income	$795,700	$695,556	14.4%	$2,286,214	$1,984,053	15.2%
Late charges and administrative fees	26,827	21,553	24.5%	74,521	60,798	22.6%
Total revenues	822,527	717,109	14.7%	2,360,735	2,044,851	15.4%

Direct cost of operations (a):
Property taxes	72,716	70,021	3.8%	213,947	204,287	4.7%
On-site property manager payroll	29,538	28,189	4.8%	89,769	82,583	8.7%
Repairs and maintenance	14,605	13,121	11.3%	43,350	39,249	10.4%
Utilities	12,020	11,133	8.0%	33,609	31,308	7.3%
Marketing	12,492	9,180	36.1%	32,380	30,653	5.6%
Other direct property costs	20,890	18,894	10.6%	61,209	55,569	10.1%
Total direct cost of operations	162,261	150,538	7.8%	474,264	443,649	6.9%
Direct net operating income (b)	660,266	566,571	16.5%	1,886,471	1,601,202	17.8%
Indirect cost of operations (a):
Supervisory payroll	(8,329)	(8,362)	(0.4)%	(26,635)	(27,906)	(4.6)%
Centralized management costs	(16,058)	(13,808)	16.3%	(46,382)	(40,136)	15.6%
Share-based compensation	(3,309)	(3,736)	(11.4)%	(10,936)	(13,825)	(20.9)%
Net operating income (c)	$632,570	$540,665	17.0%	$1,802,518	$1,519,335	18.6%

Gross margin (before indirect costs, depreciation and amortization expense)	80.3%	79.0%	1.6%	79.9%	78.3%	2.0%

Gross margin (before depreciation and amortization expense)	76.9%	75.4%	2.0%	76.4%	74.3%	2.8%

Weighted average for the period:
Square foot occupancy	94.5%	96.8%	(2.4)%	95.3%	96.5%	(1.2)%
Realized annual rental income per (d):
Occupied square foot	$22.52	$19.22	17.2%	$21.39	$18.34	16.6%
Available square foot	$21.28	$18.60	14.4%	$20.39	$17.69	15.3%
At September 30:
Square foot occupancy				93.3%	95.7%	(2.5)%
Annual contract rent per occupied square foot (e)				$22.94	$19.49	17.7%

(a)Revenues and cost of operations do not include tenant reinsurance and merchandise sales and expenses generated at the facilities.
(b)Direct net operating income (“Direct NOI”), a subtotal within NOI, is a non-GAAP financial measure that excludes the impact of supervisory payroll, centralized management costs, and share-based compensation in addition to depreciation and amortization expense. We utilize direct net operating income in evaluating property performance and in evaluating property operating trends as compared to our competitors.
(c)See attached reconciliation of self-storage NOI to net income.
(d)Realized annual rent per occupied square foot is computed by dividing annualized rental income, before late charges and administrative fees, by the weighted average occupied square feet for the period. Realized annual rent per available square foot (“REVPAF”) is computed by dividing annualized rental income, before late charges and administrative fees, by the total available rentable square feet for the period. These measures exclude late charges and administrative fees in order to provide a better measure of our ongoing level of revenue. Late charges are dependent upon the level of delinquency, and administrative fees are dependent upon the level of move-ins. In addition, the rates charged for late charges and administrative fees can vary independently from rental rates. These measures take into consideration promotional discounts, which reduce rental income.
(e)Annual contract rent represents the agreed upon monthly rate that is paid by our tenants in place at the time of measurement.  Contract rates are initially set in the lease agreement upon move-in, and we adjust them from time to time with notice.  Contract rent excludes other fees that are charged on a per-item basis, such as late charges and administrative fees, does not reflect the impact of promotional discounts, and does not reflect the impact of rents that are written off as uncollectible.
Property Operations – Non-Same Store Facilities

In addition to the 2,282 Same Store Facilities, we have 554 facilities that were not stabilized with respect to occupancies, revenues, or cost of operations since January 1, 2020 or that we did not own as of January 1, 2020, including 338 facilities that were acquired, 59 newly developed facilities, 91 facilities that have been expanded or are targeted for expansion, and 66 facilities that are unstabilized because they are undergoing fill-up or were damaged in casualty events (collectively, the “Non-Same Store Facilities”). Operating data, metrics, and further commentary with respect to these facilities, including detail by vintage, are included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under “Analysis of Net Income – Self-Storage Operations” in our September 30, 2022 Form 10-Q.
Investing and Capital Activities
During the three months ended September 30, 2022, we acquired 24 self-storage facilities (ten in Oklahoma, three in South Carolina, two each in Alabama and Texas, and one each in Arizona, Florida, Iowa, Nevada, New Jersey, North Carolina and Ohio) with 1.7 million net rentable square feet for $250.6 million. During the nine months ended September 30, 2022, we acquired 44 self-storage facilities (ten in Oklahoma, seven in Texas, four in North Carolina, three in South Carolina, two each in Alabama, Arizona, Florida, Maryland and Nevada, and one each in Colorado, Georgia, Indiana, Iowa, Minnesota, New Jersey, Ohio, Oregon, Pennsylvania and Tennessee) with 3.2 million net rentable square feet for $501.9 million.
Additionally, on July 8, 2022, we acquired from PSB the commercial interests in five properties at three sites jointly occupied with our self-storage facilities located in Maryland and Virginia, for $47.3 million.
Subsequent to September 30, 2022, we acquired or were under contract to acquire 33 self-storage facilities across six states with 1.7 million net rentable square feet, for $262.6 million.
During 2021, we acquired a portfolio of 48 properties (4.1 million net rentable square feet) operated under the brand name of ezStorage for $1.8 billion. These facilities generated revenues of $74.7 million, NOI of $59.0 million (including Direct NOI of $61.1 million), and average square footage occupancy of 90.1% for the nine months ended September 30, 2022.
During 2021, we acquired a portfolio of 56 properties (7.5 million net rentable square feet) operated under the brand name of All Storage for $1.5 billion. These facilities generated revenues of $57.3 million, NOI of $33.5 million (including Direct NOI of $35.7 million), and average square footage occupancy of 79.3% for the nine months ended September 30, 2022.
During the three months ended September 30, 2022, we opened five newly developed facilities and completed various expansion projects (0.5 million net rentable square feet – 0.1 million each in Florida, Illinois, Kentucky, Michigan and Texas) costing $69.7 million. During nine months ended September 30, 2022, we opened five newly developed facilities and completed various expansion projects (0.9 million net rentable square feet – 0.2 million each in Florida and Minnesota, and 0.1 million each in Illinois, Kentucky, Michigan, New Jersey and Texas) costing $126.0 million. At September 30, 2022, we had various facilities in development (2.1 million net rentable square feet) estimated to cost $421.0 million and various expansion projects (3.0 million net rentable square feet) estimated to cost $590.9 million. Our aggregate 5.1 million net rentable square foot pipeline of development and expansion facilities includes 1.8 million in California, 0.6 million in Texas, 0.5 million in Florida, 0.4 million in Maryland, 0.3 million in Washington, 0.2 million each in Hawaii, Michigan, Nevada, New Jersey and New York, and 0.5 million in other states. The remaining $605.5 million of development costs for these projects is expected to be incurred primarily in the next 18 to 24 months.
On April 24, 2022, PSB entered into an Agreement and Plan of Merger whereby affiliates of Blackstone agreed to acquire all outstanding shares of PSB’s common stock for $187.50 per share in cash. On July 20, 2022, PSB announced that it completed the merger transaction with Blackstone. Each share of PSB common stock and each common unit of partnership interest we held in PSB were converted into the right to receive the merger consideration of $187.50 per share or unit, including a $5.25 closing cash dividend per share or unit, and a $0.22 prorated quarterly cash dividend per share or unit, for a total of $187.72 per share or unit. At the close of the merger transaction, we received a total of $2.7 billion of cash proceeds and recognized a gain of $2.1 billion, which was classified within gain on sale of our equity investment in PS Business Parks, Inc. in the Consolidated Statement of Income.
In connection with the sale of our equity investment in PSB, on August 4, 2022, we paid a special cash dividend of $13.15 per common share, totaling approximately $2.3 billion, to shareholders of record as of August 1, 2022.
On August 15, 2022, the Company redeemed its 2.370% Senior Notes due September 15, 2022, with an aggregate principal amount of $500.0 million.
Distributions Declared
On October 26, 2022, our Board of Trustees declared a regular common quarterly dividend of $2.00 per common share. The Board also declared dividends with respect to our various series of preferred shares. All the dividends are payable on December 29, 2022 to shareholders of record as of December 14, 2022.
Outlook for the Year Ending December 31, 2022
The following table outlines the Company’s Core FFO per share estimate and certain underlying assumptions for the year ending December 31, 2022, including the impact of the sale of our investment in PSB to Blackstone on July 20, 2022:

	Guidance Ranges for 2022
	Low	High
	(Amounts in thousands, except per share data)
Same Store:
Revenue growth	13.50%	15.00%
Expense growth	6.00%	8.00%
Net operating income growth	15.40%	18.00%

Acquisitions	$800,000
Development openings	$250,000
Non-Same Store net operating income	$500,000	$510,000
Ancillary net operating income	$160,000	$165,000
General and administrative expense	$105,000	$111,000
Interest expense	$140,000
Preferred dividends	$195,000
Capital expenditures	$400,000	$450,000

Core FFO per share (before the impact of the sale of PSB)	$15.57	$15.97
Impact of the sale of PSB	(0.22)	(0.22)
Core FFO per share	$15.35	$15.75

Incremental Non-Same Store NOI to stabilization (2023 and beyond)	$157,000
Forward-looking Core FFO per share measures exclude estimates for the impact of (i) foreign currency exchange gains and losses, (ii) charges related to the redemption of preferred securities, and (iii) certain other significant non-cash and/or nonrecurring income or expense items such as loss contingency accruals, casualties, transactional due diligence, and advisory costs. Public Storage is unable to provide a reconciliation of Core FFO per share guidance measures to corresponding U.S.

GAAP measures on a forward-looking basis without unreasonable effort due to the overall high variability of most of the foregoing items that have been excluded. The items that are being excluded are difficult to predict and a reconciliation could result in disclosure that would be imprecise or potentially misleading. Material changes to any one of these items could have a significant effect on our guidance and future U.S. GAAP results.
Third Quarter Conference Call
A conference call is scheduled for November 2, 2022 at 9:00 a.m. (PDT) to discuss the third quarter earnings results.  The domestic dial-in number is (800) 343-4849, and the international dial-in number is (203) 518-9848 (conference ID number for either domestic or international is PSAQ322). A simultaneous audio webcast may be accessed by using the link at www.publicstorage.com under “About Us, Investor Relations, News and Events, Event Calendar.”  A replay of the conference call may be accessed through November 9, 2022 by calling (800) 727-1367 (domestic), (402) 220-2669 (international) or by using the link at www.publicstorage.com under “About Us, Investor Relations, News and Events, Event Calendar.”
About Public Storage
Public Storage, a member of the S&P 500 and FT Global 500, is a REIT that primarily acquires, develops, owns and operates self-storage facilities. At September 30, 2022, we had: (i) interests in 2,836 self-storage facilities located in 40 states with approximately 202 million net rentable square feet in the United States and (ii) a 35% common equity interest in Shurgard Self-Storage SA (Euronext Brussels:SHUR), which owned 259 self-storage facilities located in seven Western European nations with approximately 14 million net rentable square feet operated under the Shurgard® brand. Our headquarters are located in Glendale, California.
This press release, our Form 10-Q for the third quarter of 2022, a financial supplement, and additional information about Public Storage are available on our website, www.publicstorage.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements relating to our 2022 outlook and all underlying assumptions, our expected acquisition, disposition, development and redevelopment activity, supply and demand for our self-storage facilities, information relating to operating trends in our markets, expectations regarding operating expenses, including property tax changes, expectations regarding the impacts from inflation and a potential future recession, our strategic priorities, expectations with respect to financing activities, rental rates, cap rates and yields, leasing expectations, our credit ratings, and all other statements other than statements of historical fact. Such statements are based on management’s beliefs and assumptions made based on information currently available to management. All statements in this press release, other than statements of historical fact, are forward-looking statements that may be identified by the use of the words “outlook,” “guidance,” “expects,” “believes,” “anticipates,” “should,” “estimates,” and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Factors and risks that may impact future results and performance include, but are not limited to those factors and risks described in Part 1, Item 1A, “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 22, 2022 and in our other filings with the SEC. These include changes in demand for our facilities, impacts of natural disasters, adverse changes in laws and regulations including governing property tax, evictions, rental rates, minimum wage levels, and insurance, adverse economic effects from the COVID-19 pandemic, international military conflicts, or similar events impacting public health and/or economic activity, increases in the costs of our primary customer acquisition channels, adverse impacts to us and our customers from inflation, unfavorable foreign currency rate fluctuations, changes in federal or state tax laws related to the taxation of REITs, and security breaches, including ransomware, or a failure of our networks, systems or technology.

PUBLIC STORAGE
SELECTED CONSOLIDATED INCOME STATEMENT DATA
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Revenues:
Self-storage facilities	$1,027,374	$840,510	$2,917,675	$2,333,850
Ancillary operations	60,757	54,421	175,946	157,658
	1,088,131	894,931	3,093,621	2,491,508

Expenses:
Self-storage cost of operations	255,470	216,999	738,953	631,699
Ancillary cost of operations	21,572	19,735	54,297	52,044
Depreciation and amortization	220,772	188,552	661,608	508,139
General and administrative	29,501	31,682	81,401	78,996
Interest expense	34,113	23,736	100,178	60,980
	561,428	480,704	1,636,437	1,331,858

Other increases to net income:
Interest and other income	12,736	3,356	26,394	9,321
Equity in earnings of unconsolidated real estate entities	8,180	32,860	100,129	81,382
Foreign currency exchange gain	100,170	40,906	237,270	73,584
Gain on sale of real estate	1,503	279	1,503	13,683
Gain on sale of equity investment in PS Business Parks, Inc.	2,128,860	—	2,128,860	—
Net income	2,778,152	491,628	3,951,340	1,337,620
Allocation to noncontrolling interests	(9,158)	(1,537)	(14,553)	(4,067)
Net income allocable to Public Storage shareholders	2,768,994	490,091	3,936,787	1,333,553
Allocation of net income to:
Preferred shareholders – distributions	(48,678)	(46,237)	(145,716)	(138,500)
Preferred shareholders – redemptions	—	—	—	(16,989)
Restricted share units	(8,155)	(1,527)	(11,405)	(3,678)
Net income allocable to common shareholders	$2,712,161	$442,327	$3,779,666	$1,174,386

Per common share:
Net income per common share – Basic	$15.47	$2.53	$21.57	$6.72
Net income per common share – Diluted	$15.38	$2.52	$21.44	$6.70
Weighted average common shares – Basic	175,283	174,926	175,227	174,787
Weighted average common shares – Diluted	176,328	175,806	176,325	175,398

PUBLIC STORAGE
SELECTED CONSOLIDATED BALANCE SHEET DATA
(Amounts in thousands, except share and per share data)

	September 30, 2022	December 31, 2021
ASSETS	(Unaudited)

Cash and equivalents	$883,787	$734,599
Real estate facilities, at cost:
Land	5,240,841	5,134,060
Buildings	18,535,053	17,673,773
	23,775,894	22,807,833
Accumulated depreciation	(8,346,598)	(7,773,308)
	15,429,296	15,034,525
Construction in process	406,354	272,471
	15,835,650	15,306,996

Investments in unconsolidated real estate entities	252,648	828,763
Goodwill and other intangible assets, net	239,811	302,894
Other assets	239,024	207,656
Total assets	$17,450,920	$17,380,908

LIABILITIES AND EQUITY

Notes payable	$6,740,451	$7,475,279
Accrued and other liabilities	589,712	482,091
Total liabilities	7,330,163	7,957,370

Redeemable noncontrolling interests	—	68,249

Equity:
Public Storage shareholders’ equity:
Preferred Shares, $0.01 par value, 100,000,000 shares authorized, 174,000 shares issued (in series) and outstanding, (164,000 at December 31, 2021) at liquidation preference	4,350,000	4,100,000
Common Shares, $0.10 par value, 650,000,000 shares authorized, 175,336,452 shares issued and outstanding (175,134,455 shares at December 31, 2021)	17,534	17,513
Paid-in capital	5,878,739	5,821,667
Accumulated deficit	(122,631)	(550,416)
Accumulated other comprehensive loss	(96,470)	(53,587)
Total Public Storage shareholders’ equity	10,027,172	9,335,177
Noncontrolling interests	93,585	20,112
Total equity	10,120,757	9,355,289
Total liabilities, redeemable noncontrolling interests and equity	$17,450,920	$17,380,908

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Computation of Funds Available for Distribution
(Unaudited – amounts in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
FFO allocable to common shares	$821,822	$635,257	$2,305,699	$1,699,520
Eliminate effect of items included in FFO but not FAD:
Share-based compensation expense in excess of cash paid	12,962	13,171	31,608	37,247
Foreign currency exchange gain	(100,170)	(40,906)	(237,270)	(73,584)
Impact of preferred share redemption charges, including equity investment share	—	—	—	16,989
Less: Capital expenditures to maintain real estate facilities	(123,695)	(83,025)	(329,253)	(177,641)
FAD (a)	$610,919	$524,497	$1,770,784	$1,502,531

Distributions paid to common shareholders:
Regular	$350,348	$349,834	$1,050,742	$1,048,266
Special (b)	2,302,414	—	2,302,414	—
Total distributions paid to common shareholders	$2,652,762	$349,834	$3,353,156	$1,048,266
Distribution payout ratio	434.2%	66.7%	189.4%	69.8%
Distribution payout ratio (on regular dividends only) (c)	57.3%	66.7%	59.3%	69.8%
Distributions per common share:
Regular	$2.00	$2.00	$6.00	$6.00
Special (b)	$13.15	$—	$13.15	$—
(a)FAD represents FFO adjusted to exclude certain non-cash charges and to deduct capital expenditures. We utilize FAD in evaluating our ongoing cash flow available for investment, debt repayment and common distributions. We believe investors and analysts utilize FAD in a similar manner. FAD is not a substitute for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes investing and financing activities presented on our statements of cash flows. In addition, other REITs may compute this measure differently, so comparisons among REITs may not be helpful.
(b)A special dividend of $13.15 per common share was paid on August 4, 2022, in connection with the gain on sale of our equity investment in PSB on July 20, 2022.
(c)Supplemental payout ratio, excluding the impact of the special dividend, which was due to the gain on sale of our equity investment in PSB. This supplemental measure is presented to portray regular dividends, because FAD excludes the gain on sale of our equity investment in PSB.

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Reconciliation of Self-Storage Net Operating Income to Net Income
(Unaudited – amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Self-storage revenues for:
Same Store Facilities	$822,527	$717,109	$2,360,735	$2,044,851
Acquired facilities	108,989	51,007	290,858	94,502
Newly developed and expanded facilities	71,362	52,806	197,337	140,497
Other non-same store facilities	24,496	19,588	68,745	54,000
Self-storage revenues	1,027,374	840,510	2,917,675	2,333,850

Self-storage cost of operations for:
Same Store Facilities	189,957	176,444	558,217	525,516
Acquired facilities	38,058	16,555	101,949	35,693
Newly developed and expanded facilities	21,265	18,075	59,986	52,710
Other non-same store facilities	6,190	5,925	18,801	17,780
Self-storage cost of operations	255,470	216,999	738,953	631,699

Self-storage NOI for:
Same Store Facilities	632,570	540,665	1,802,518	1,519,335
Acquired facilities	70,931	34,452	188,909	58,809
Newly developed and expanded facilities	50,097	34,731	137,351	87,787
Other non-same store facilities	18,306	13,663	49,944	36,220
Self-storage NOI (a)	771,904	623,511	2,178,722	1,702,151
Ancillary revenues	60,757	54,421	175,946	157,658
Ancillary cost of operations	(21,572)	(19,735)	(54,297)	(52,044)
Depreciation and amortization	(220,772)	(188,552)	(661,608)	(508,139)
General and administrative expense	(29,501)	(31,682)	(81,401)	(78,996)
Interest and other income	12,736	3,356	26,394	9,321
Interest expense	(34,113)	(23,736)	(100,178)	(60,980)
Equity in earnings of unconsolidated real estate entities	8,180	32,860	100,129	81,382
Gain on sale of real estate	1,503	279	1,503	13,683
Gain on sale of equity investment in PS Business Parks, Inc.	2,128,860	—	2,128,860	—
Foreign currency exchange gain	100,170	40,906	237,270	73,584
Net income on our income statement	$2,778,152	$491,628	$3,951,340	$1,337,620

(a)Net operating income or “NOI” is a non-GAAP financial measure that excludes the impact of depreciation and amortization expense, which is based upon historical costs and assumes that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions. We utilize NOI in determining current property values, evaluating property performance, and in evaluating operating trends. We believe that investors and analysts utilize NOI in a similar manner. NOI is not a substitute for net income, operating cash flow, or other related GAAP financial measures, in evaluating our operating results. This table reconciles from NOI for our self-storage facilities to the net income presented on our income statement.